[MAP LOGO]	2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax

EXHIBIT 10.11

January 15th, 2005

Steve Shrewsbury

Dear Steve:

We are pleased to extend to you this offer of employment with MAP Pharmaceuticals, Inc. under the following terms and conditions.

Your title will be Vice President, Clinical & Regulatory Affairs. Until placement of a CEO is secured, you will report to me. Your starting base compensation will be paid at an annual rate of $270,000.00.

You will also be eligible for MAP’s bonus program, which is currently an MBO based program with target goals set at 15%.

You will also be given a one-time sign-on bonus of $10,000.00, which will be paid to you within 2 pay periods of your start date. Should you leave the company within the first twelve months of your employment, you will be expected to repay MAP Pharmaceuticals, Inc. the full amount of the bonus granted to you.

You will be eligible for corporate relocation. Please see attached relocation offer and policy.

You will be eligible for MAP’s Equity Incentive program for executives with commencement of full time employment. Please see the attached documents providing plan details.

As a MAP employee, you will also be eligible to receive certain employee benefits as they become available. From the commencement of your full-time employment until you become eligible for company provided benefits, MAP will reimburse 80% of your self-insured premiums for medical and dental benefits. MAP’s medical health coverage benefits will incorporate choices between a PPO and HMO plan. You will also have options for other benefits such as dental, vision, life, business travel insurance, short and long-term disability, etc.

You will be eligible for a PTO (paid time off) based schedule starting accrual at 20 days per year in your first year of employment with MAP. You will also be eligible for 11 paid holidays.

This offer is contingent upon your ability to show satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate verification documents (see enclosed document), on your first day of employment. This offer is also contingent upon the successful completion of our employment background check and drug test. You will be provided with information and instructions on the completion of these items and cannot begin your employment until cleared results have been received.

[MAP LOGO]	2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax

www.mappharma.com

Steve Shrewsbury – Page 2

On your first day of employment, you will be required to execute the company’s Confidentiality and Assignment of Inventions Agreement, providing for protection of the company’s proprietary information and trade secrets. We ask that you make every effort to protect the confidential and proprietary information of your current employer.

As part of employment at MAP Pharmaceuticals, Inc., you will be required to attend Safety Training. Additional information will be given to you upon joining the organization.

Steve, we look forward to having you join the MAP Pharmaceuticals, Inc. team! We believe you will find that MAP Pharmaceuticals, Inc. provides a unique, rewarding work experience.

Please contact me if you have any questions regarding this offer of employment. You may also contact Irene Basistei, Human Resources, for any additional questions, 650.386.3120. You may accept this offer by signing below and returning the signed copy.

Sincerely,

/s/ Tom Armer
Tom Armer
President & CSO

I understand that this letter is not a contract, expressed or implied, guaranteeing employment, or employment for any duration. If you choose to accept this offer, you will be an “at will” employee, and your employment with MAP will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. MAP will have a similar right, and may conclude our employment relationship with you at any time, with or without cause. Additionally, we may withdraw this offer at any time, with or without notice to you. The provisions stated in this offer of employment supersede all prior discussions and negotiations, and no other writing published by MAP Pharmaceuticals, Inc. is intended to modify the presumptions of at-will employment status.

This offer will expire on January 20th, 2005.

/s/ Steve Shrewsbury 1/24/2005	February 14, 2005
Steve Shrewsbury	Start Date